Exhibit 4.35

Tripartite Cooperation Agreement

Agreement No.: 20193948

Date: November 8, 2019

Party A: ZhongAn Online P&C Insurance Co., Ltd. (“ZhongAn Insurance”)

Registered Address: 4-5/F, Associate Mission Building, 169 Yuanmingyuan Road, Huangpu District, Shanghai

Legal Representative: OU Yaping

Party B: Shenzhen Xiaoying Puhui Technology Co., Ltd. (“Xiaoying Puhui”)

Registered Address: Shenzhen Qianhai Commerce Secretariat Co., Ltd., Qianhai Complex A201, Qianwan Road 1, Qianhai Shenzhen-Hong Kong Cooperation Zone, Shenzhen

Legal Representative: SUN Huichang

Party C: Shenzhen Tangren Financing Guarantee Co., Ltd. (“Tangren Guarantee”)

Registered Address: Room 18B04, Tower B, Aerospace Science and Technology Square, 166&168 Haide 3rd Road, Haizhu Community, Yuehai Sub-district, Nanshan District, Shenzhen

Legal Representative: SONG Hui

WHEREAS,

1.                  ZhongAn Insurance is an online property insurance company approved by the China Banking and Insurance Regulatory Commission, specializing in property insurance business, which offers efficient, professional and safe insurance service solutions through diversified products and business models, by virtue of its professional experience in online insurance and credit guarantee insurance, upon effective integration of financial and Internet elements.

2.                  Xiaoying Puhui is a company that offers financial information services to users based on their borrowing needs by interaction through Internet system, which is actively cooperating with commercial banks, trust companies, small loan companies, consumer finance companies and other financial institutions in consulting and management business and providing customer referral and other services in such cooperation.

3.                  Tangren Guarantee is a professional financing guarantee company approved by the Economy, Trade and Information Commission of Shenzhen Municipality (深圳市经济贸易和信息化委员会), and is licensed to engage in (i) financing guarantees such as loan guarantee, bill acceptance guarantee, trade financing guarantee, project financing guarantee and letter of credit guarantee for enterprises and individuals; (ii) litigation preservation guarantee, performance guarantee business, financing advisory, financial consultation and other intermediary services related to guarantee business, and (iii) investment with its own funds.

Upon friendly negotiation, Party A, Party B and Party C jointly enter into this Cooperation Agreement in order to cooperate with each other, draw on each other’s strengths and realize sustainable development, subject to national laws, regulations and regulatory policies and in accordance with their respective strategic and business development needs.

Article 1                                               Scope of Cooperation

As a financial information service company, Party B will refer borrowers with loan needs to banks, trust companies, small loan companies, consumer finance companies and other financial institutions. Subject to passing Party A’s underwriting review, Party A will provide credit guarantee insurance services for loans between lenders and borrowers. Party B shall provide relevant customer management, consulting services, post-loan management and other related services for such loans underwritten by Party A. Party C agrees to provide joint and several liability guarantee for the debts owed to Party A by borrowers.

Article 2                                               Compliance Undertaking

Party A, Party B and Party C each undertakes that no cooperation business hereunder may violate national laws and regulations as well as the requirements of regulatory policies of all regulatory authorities.

Article 3                                               Insurance Products

According to this Agreement, Party A shall provide credit guarantee insurance services to the applicants referred by Party B within the scope of business with reference to the insurance clauses approved by and filed with the regulatory authorities (the specific name of the insurance product shall be subject to the insurance contract), and perform the obligations of insurer as agreed.

3.1           Personal Loan Guarantee Insurance - Product Elements:

1.                  Applicant: the borrower

2.                  Insured: the lender who enters into legal and valid loan contract with the borrower

3.                  Insurer: ZhongAn Online P&C Insurance Co., Ltd.

4.                  Claimant: the insured

5.                  Coverage: If, during the policy period, the applicant fails to fulfill the repayment obligation according to the loan contract with the insured, and the applicant still fails to fully repay any installment arrears which reaches the waiting period specified in the insurance contract, then the insurer shall be liable for compensation for the loan principal and corresponding interest payable but unpaid by the applicant in accordance with the provisions of the insurance contract.

6.                  Main Exclusions: subject to provisions of the insurance contract.

7.                  Policy Period: no more than 12 months, with the starting and ending dates set forth in the policy.

8.                  Premium: subject to the amount set forth in the insurance contract.

9.                  Policy Territory: within the territory of the People’s Republic of China (excluding Hong Kong, Macau and Taiwan).

10.           Applicable Insurance Clause

Details of the insurance product are set forth in the Personal Loan Guarantee Insurance Clause of ZhongAn Online P&C Insurance Co., Ltd. (Lender Version) (ZhongAn Online) (Filed-Guarantee Insurance) [2017] (Primary) No.016, subject to the Clause filed with China Insurance Regulatory Commission and published on Party A’s website by Party A.

3.2           Personal Loan Contract Credit Insurance - Product Elements:

1.                  Applicant: the lender who enters into legal and valid loan contract with the borrower

2.                  Insured: the lender who enters into legal and valid loan contract with the borrower

3.                  Insurer: ZhongAn Online P&C Insurance Co., Ltd.

4.                  Claimant: the insured

5.                  Coverage: If, during the policy period, the borrower fails to fulfill the obligation of repayment to the insured as scheduled according to the loan contract, and the borrower still fails to fully repay any installment arrears which exceeds the period agreed in the insurance contract, then the insurer shall be liable for compensation to the insured for the loan principal and/or interest unpaid by the borrower in accordance with the provisions of the insurance contract.

6.                  Main Exclusions: subject to provisions of the insurance contract.

7.                  Policy Period: no more than 12 months, with the starting and ending dates set forth in the policy.

8.                  Premium: subject to the amount set forth in the insurance contract.

9.                  Policy Territory: within the territory of the People’s Republic of China (excluding Hong Kong, Macau and Taiwan).

10.           Applicable Insurance Clause

Details of the insurance product are set forth in the Personal Loan Contract Credit Insurance Clause of ZhongAn Online P&C Insurance Co., Ltd. (Lender Version) (ZhongAn Online) (Filed-Credit Insurance) [2017] (Primary) No.017, subject to the Clause filed with China Insurance Regulatory Commission and published on Party A’s website by Party A.

Article 4                                               Loan Review, Insurance Application and Approval

4.1           Loan Review and Insurance Application: Party B shall be responsible for the front-end customer acquisition for the products, and for collecting, verifying and reviewing the pre-loan investigation materials of applicants who are willing to borrow and have insurance needs under the guarantee insurance business. The borrower will sign, through the online signing method designated by Party B, the Loan Contract, Entrusted Guarantee Contract, the Card Binding and Recharge Service Agreement or the Authorization Letter for Entrusted Deduction from Account, the Authorization Letter for Personal Credit Information Inquiry, the Authorization Letter for Personal Information Inquiry and Use, and the Non-college Student Undertaking confirmed by the lender and Party A, as well as relevant contract documents such as the Personal Loan Guarantee Insurance Agreement, the Application Instruction and Explanation, and the Privacy Notice (which are applicable to guarantee insurance business). After the review is passed and the legal authorization of the customer is obtained, Party B shall send the customer list and relevant information required by Party A to Party A through system interaction.

In case of guarantee insurance business, Party A shall, after receiving the information transmitted by Party B, conduct a personal loan guarantee insurance application review on the borrower through the internal risk control rules and blacklist mechanism, and feed back the review results to Party B through system interaction.

In case of credit insurance business, the borrower shall file a loan application to the lender recommended by Party B through the cooperation platform, and then establish a creditor-debtor relationship with the lender when obtaining the loan money; and the lender shall take out personal loan contract credit insurance with Party A for such loan.

Party B shall not display Party A’s insurance products hereunder on any third-party network platform other than the cooperative network platforms agreed herein (i.e. the “XiaoYing Card Loan” and “XiaoYing Wallet” platforms operated by Party B or its affiliates and other platforms subsequently approved by Party A, the specific information of such platforms shall be subject to the List of Cooperative Third-Party Network Platforms disclosed on Party A’s official website). If it is indeed necessary to cooperate with a third-party network platform other than those agreed by Party A and Party B, Party B shall separately negotiate and enter into a written agreement with Party A.

4.2           Insurance Approval: upon completion of the loan, Party B shall provide to Party A through system interaction the contractual documents relating to insurance approval such as the signed electronic Loan Contract, Authorization Letter for Personal Credit Information Inquiry, and Personal Loan Guarantee Insurance Agreement signed by the borrower under guarantee insurance business, and transmit to Party A the relevant information of the borrower, the insured, insured object as required for insurance application, including but not limited to loan agreement number, name, ID card number and contacts of borrower, loan amount, date of advance, loan period, interest, repayment method and other information, and Party A shall issue the corresponding electronic policy based thereon.

Article 5                                               Repayment, Payment of Premium and Claim Settlement

5.1           The borrower will generate a repayment schedule with Party B according to the provisions of the Loan Contract, and Party B shall synchronize such repayment schedule to Party A when the borrower or the lender takes out insurance.

5.2           Based on the borrower’s authorization to Party A and Party B, Party A authorizes and entrusts Party B to give instructions to its cooperative third party payment agencies which shall complete the deduction of premium of the guarantee insurance and pay the same to the account designated by Party A on behalf of the borrower.

5.3           Based on the relevant explicit legal authorization of the borrower, the lender and Party C entrust Party B to give instructions to its cooperative third party payment agencies which shall deduct the due repayment amount from the borrower’s account on each repayment date, including but not limited to the loan principal and interest, guarantee fee, service charge, etc.

5.4           Party B shall synchronize the repayment information of the borrowers to Party A through system interaction every day. In case of overdue repayment on the T day, Party B is entrusted by the insured to notify claim to Party A and inform Party A of the insurance accident information (i.e. the insured is deemed to have fulfilled the insurance claim notification obligation). After receiving the claim notification, Party A shall timely carry out claim assessment according to the provisions of the insurance contract, and make the claim payment to the designated account of the insured filed with Party A.

Article 6                                               Post-Loan Management

Party A shall have the right of subrogation according to law after paying the overdue principal and interest of the borrower, for which, Party B shall provide necessary assistance and actively cooperate with Party A in the recovery work. Party B’s methods of providing recovery assistance include but not limited to system prompt, telephone reminder, SMS reminder, reminder at door, or entrusting a third party with appropriate qualifications to provide recovery assistance services for Party A with the consent of Party A. And Party B shall archive the originals of the recovery notice, follow-up inspection records and related correspondence in a special cabinet, and Party A shall have the right to reasonably use, verify, get access to, copy and keep them according to business needs. When necessary, Party B shall actively cooperate with Party A in litigation and other work for recovery. When assisting Party A in recovery, Party B shall handle the entrusted matters in strict accordance with Party A’s instructions and requirements and comply with Party A’s relevant internal collection rules, except that Party A has not informed Party B in writing of the relevant internal rules in advance, and there shall be no violent recovery or other illegal acts that endanger the personal and property safety of the borrower. If Party B violates the foregoing and causes personal injury or property damage to the borrower, Party B shall assume all liabilities, which shall have nothing to do with Party A.

Article 7                                               Guarantee Clause

7.1           Guarantee Scope:

For the specific loan business recommended by Party B (including the loan business prior to effectiveness of this Agreement), Party C shall enter into the Entrusted Guarantee Contract with the borrower and charge guarantee fee and arrears administration fee (if any) against the borrower as agreed in that Contract. If Party A underwrites such loan business after passing the underwriting review, Party C agrees to provide joint and several liability guarantee for the right of subrogation against the borrower to be acquired by Party A after fulfilling the insurance payment obligation to the lender in accordance with the insurance contract and the premium as Party A may require the borrower to pay under the guarantee insurance business (hereinafter referred to as “Primary Creditor’s Rights”). That is, Party A shall have the right to directly require the borrower to reimburse the corresponding loan principal and interest under the paid loan and all other debts as the borrower may owe to Party A under the insurance contract or otherwise, as well as the premium payable by the borrower under the guarantee insurance business, according to the right of subrogation against the borrower after making the insurance payment to the insured according to the insurance contract, and Party C shall provide irrevocable joint and several liability guarantee for such debts of the borrower owed to Party A.

Party A, Party B and Party C unanimously confirm that the total amount to be paid by Party C for the guarantee liability for the Primary Creditor’s Rights shall not exceed the total amount of guarantee fees payable and arrears administration fees (if any) actually paid to Party C by the borrowers of all loans underwritten by Party A in the tripartite cooperation.

Party C voluntarily undertakes to assume the guarantee liability to Party A in accordance with the provisions of the Guarantee Clause hereof. The creditor’s rights secured shall be all the creditor’s rights within the guarantee scope agreed herein during the tripartite cooperation among Party A, Party B and their cooperative financial institutions, including creditor’s rights within the said guarantee scope that have occurred before the signing of this Agreement. Party C’s guarantee shall be irrevocable joint and several liability guarantee.

7.2           After Party C fulfills the guarantee obligation, if the defaulted borrower continues to make repayment to Party A due to reasons such as compliance with the insurance contract and being demanded, Party A shall submit the repayment list received to Party C for verification and confirmation in the middle of each month. For the amount confirmed by Party A and Party C to be consistent, Party A shall transfer and pay such amount to Party C before the 25th day of each month. The information of Party C’s bank account for the receipt of such amount is as follows:

Account Holder	Shenzhen Tangren Financing Guarantee Co., Ltd.
Bank	[ ]
Account Number	[ ]

7.3           Party A, Party B and Party C shall reconcile the overdue loan amount every month. The monthly reconciliation date shall be subject to the date confirmed by the mail of the Parties in that month. Within 5 business days upon the completion of reconciliation, Party C shall perform the guarantee liability to Party A in accordance with the agreement among Party A, Party B and Party C, and pay the settlement money to the following designated account of Party A through transfer or a cooperative third-party payment institution:

Account Holder	ZhongAn Online P&C Insurance Co., Ltd.
Account Number	[ ]
Bank	[ ]

7.4           Party C may adjust the rate of guarantee fee to be paid by the borrower according to the business risk level with written consent of Party A and Party B. During the term of validity hereof, in case of any adjustment to the guarantee fee, the total insurance premium will change with such adjustment, and the compensation cap for guarantee liability of Party C will also change with such adjustment, for which, the Parties unanimously agree that the compensation cap for guarantee liability of Party C may be otherwise agreed in a separate written supplementary agreement, or confirmed by persons designated by the Parties by email after negotiation among Party A, Party B and Party C in each quarter, and such email shall represent the consensus of and bind upon the Parties, and the persons designated by the Parties and their contacts are as follows:

Party A: [          ], Email: [          ];

Party B: [          ], Email: [          ];

Party C: [          ], Email: [          ].

Any change to the above persons may be otherwise agreed in a written supplementary agreement or confirmed via email by the original designated persons on behalf of the Parties.

Article 8                                               Confidentiality Obligation

8.1           Confidentiality Obligation: Each Party hereto undertakes to keep confidential the trade secrets involved herein (including but not limited to the information of transaction rules, documents, customer information, etc.), and not to disclose or make available to any other party (except insurers and lenders involved based on project needs), or use the same for any other purpose other than the performance of this Agreement, except for disclosure in accordance with laws and regulations, requirements of regulatory authorities or to relevant parties such as securities regulators due to IPO or other projects of the company. In case of any breach, the breaching Party shall compensate the non-breaching Party for all losses so suffered.

8.2           Confidential information does not include the information, as proved by the receiving Party: (1) which was held by the receiving Party before it was provided to the receiving Party in accordance with the terms hereof, provided that the source of the information has nothing to do with the confidentiality agreement signed by the relevant parties or the confidentiality obligations of the receiving Party to the providing Party in accordance with the continuing legal relationship; (2) which has become known to the public due to reasons other than the conduct or fault of the receiving Party; (3) which is common sense in the industry or known to industry personnel; (4) which is legally obtained by the receiving Party from other parties without breach of contract to the providing Party, or independently developed by the receiving Party without reference to the confidential information.

8.3           Confidentiality Obligation of Customer Information: each Party hereto undertakes that, for  the customer data or information provided by a Party to the other Parties in accordance with provisions hereof during the business development under the Cooperation Agreement, the other Parties shall not disclose or make available the same to any other party other than the Parties hereto, or use the same for other purposes irrelevant to this Business. In case of breach, the breaching Party shall compensate the non-breaching Party for all losses and assume corresponding legal liabilities.

8.4           Term of Confidentiality: the confidentiality obligation of the receiving Party hereunder shall be valid during the term hereof, commencing from the date of expiration or termination of this Agreement to the date when such confidential information is voluntarily disclosed by the disclosing Party or may be obtained and known through public channels, unless otherwise expressly agreed by the Parties on confidential information.

Article 9                                               Force Majeure

9.1           If any Party fails to perform or delays in performing its obligations hereunder due to force majeure (including but not limited to natural disasters, war, acts of government or public authorities, civil unrest, strikes, computer viruses, hacker attacks, network failures, service delays or failures of bandwidth or other network equipment or technology provider, or any other similar events) directly or indirectly, then such Party shall be exempted from any liability for its non-performance or delay in performance. The Party failing to perform the Agreement shall immediately notify the other Parties, provide proof of the occurrence and duration of force majeure within 5 days, and take appropriate measures to prevent the enlargement of property losses; otherwise, it shall be liable for the enlarged losses.

9.2           The Parties hereto acknowledge that, if the transaction mode and rules hereunder are changed or the insurance products or the business agreed herein is paused, suspended or terminated, due to the promulgation and change of laws, regulations and relevant policies or regulatory reasons, the Parties hereto shall not claim liability for compensation against each other, and shall actively negotiate and adjust the transaction mode in the spirit of contract, good faith and through friendly cooperation.

Article 10                                        Liabilities for Breach of Contract

The Parties hereto shall strictly abide by the provisions hereof. If any Party breaches the provisions hereof, such Party shall assume the liability for breach of contract to the non-breaching Parties and compensate for the losses caused to the non-breaching Parties due to its breach of contract. And if this Agreement becomes invalid, canceled or terminated due to such breach, the non-breaching Parties shall have the right to require the breaching Party to compensate for the economic losses so suffered.

Article 11                                        Intellectual Property Rights

11.1    During the performance of this Agreement, when a Party uses the company names, trademarks, trade names, brands, domain names and websites authorized by other Parties, such use shall be limited to the contents and services agreed by the Parties herein, and shall not contain other business contents or be for other business purposes. Before using the names, domain names and websites authorized by other Parties in its own promotional materials, business cards, marketing, website building or otherwise, each Party shall notify the other Parties in writing and obtain the written permission of the other Parties; otherwise, a Party may require the breaching Party to assume all legal liabilities arising therefrom and compensate for the direct losses so caused.

11.2    All hardware, software, programs, passwords, product names, technologies, licenses, patents and know-how used by the Parties shall belong to their respective owners and are free from any defect in title, in and to which the other Parties shall have no right or interest.

Article 12                                        Anti-money Laundry, Anti-fraud and Anti-commercial Bribery

12.1    Each Party hereto shall abide by relevant national laws and regulations on anti-money laundering, and do a good job in customer identification and other anti-money laundering duties required by laws and regulations. If a Party needs the partners to cooperate with its anti-money laundering duties, the other Parties shall provide active cooperation within the scope of laws, regulations and regulatory provisions, including but not limited to providing photocopies of ID cards of users and other identification documents required by regulators. On that basis, Party B shall comply with the Administrative Measures for Reporting of High-Value Transactions and Suspicious Transactions by Financial Institutions and other requirements for high-value suspicious transactions reporting, and transmit the transaction data to Party A truthfully and completely according to the route determined in advance.

12.2    The Parties shall strictly abide by the relevant requirements of regulatory authorities on anti-fraud, and undertake to set up a sound internal anti-fraud system and process, and have sound qualifications and good financial condition to fulfill their obligations hereunder.

12.3    Each Party hereto is aware and willing to strictly abide by the laws and regulations of the People’s Republic of China on anti-commercial bribery, and is aware that any form of bribery and corruption is against the law and thus will be severely punished by the law. Neither Party may solicit, receive, offer or give any benefits other than those agreed herein from and to the other Parties or their handling persons or other relevant personnel, including but not limited to commission, kickback, cash, shopping card, physical items, negotiable securities, tourism or other non-material benefits, etc.

12.4    The term “other relevant personnel” as mentioned in this Article refers to the personnel who have direct or indirect interest in the Agreement other than the handling persons of Party A, Party B and Party C, including but not limited to the relatives and friends of the handling persons agreed herein.

Article 13                                        Notice and Service

13.1    All notices among the Parties shall be made in writing and may be served by personal delivery, express courier service, email, etc. Fax may be used as an auxiliary delivery method, but supplementary service must be made by any of the above agreed methods afterwards.

13.2    The notice shall be deemed to be served on the following dates:

(1)             If sent by personal delivery, on the date of delivery;

(2)             If sent by express courier service (with postage prepaid), on the 3rd day after posting (subject to the postmark); and

(3)             If sent by email, when the email is sent successfully.

13.3    Information of the designated contact persons of the Parties is as follows:

Party A: [          ], Email: [          ], Contact Phone: [          ]

Party B: [          ], Email: [          ], Contact Phone: [          ]

Party C: [          ], Email: [          ], Contact Phone: [          ]

13.4    The contact address filled herein by the Parties hereto shall be their valid correspondence address. If the contact information of a Party changes, a change notice shall be delivered to the other Parties within 7 business days after the change; otherwise, all consequences arising therefrom shall be borne by the changing Party.

Article 14                                        Dispute Resolution

This Agreement shall be governed by the laws of the People’s Republic of China. Any dispute among the Parties arising out of the performance of this Agreement shall be resolved through friendly negotiation, and in case of failure to do so, the Parties agree to submit such dispute to Shanghai Arbitration Commission for arbitration.

Article 15                                        Miscellaneous

15.1    Any matter not covered herein shall be otherwise agreed by the Parties in a written supplementary agreement upon negotiation. Amendment to the Agreement shall be made in the form of a written supplementary agreement duly signed by the Parties, which shall be an integral part of this Agreement. In case of any inconsistency between the supplementary agreement and this Agreement, the supplementary agreement shall prevail.

15.2    The invalidity or unenforceability of any provision hereof shall not affect the validity of other provisions of this Agreement.

15.3    Unless otherwise provided, the failure or delay of any Party hereto in exercising any right, power or privilege hereunder shall not be deemed as waiver of such right, power or privilege, and the single or partial exercise of any right, power or privilege shall not impede the exercise of other right, power or privilege.

15.4    This Agreement shall be affixed with common seal by all the Parties. This Agreement shall be retroactively valid to August 12, 2019, for a term of two years, during which, either Party shall notify the other Parties about its termination request in writing 30 days in advance. Upon termination of this Agreement, the Parties shall still be responsible for handling relevant matters in accordance with the rights and obligations agreed herein for the creditor’s rights of loans that have occurred before the termination of the Agreement. This Agreement shall be made in sextuplicate with each Party holding two copies of the same legal effect.

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Seal Page to Tripartite Cooperation Agreement:

Party A: ZhongAn Online P&C Insurance Co., Ltd. (Common Seal)

/s/ Seal of ZhongAn Online P&C Insurance Co., Ltd.

Date of Signature: November 8, 2019

Party B: Shenzhen Xiaoying Puhui Technology Co., Ltd. (Common Seal)

/s/ Seal of Shenzhen Xiaoying Puhui Technology Co., Ltd.

Date of Signature:

Party C: Shenzhen Tangren Financing Guarantee Co., Ltd. (Common Seal)

/s/ Seal of Shenzhen Tangren Financing Guarantee Co., Ltd.

Date of Signature: